                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-44273

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 13, 1998)

                                   FWT, INC.
                               OFFER TO EXCHANGE

                   9 7/8% SENIOR SUBORDINATED NOTES DUE 2007

                            FOR ALL THE OUTSTANDING

                   9 7/8% SENIOR SUBORDINATED NOTES DUE 2007
                        ($105,000,000 PRINCIPAL AMOUNT)

                             ---------------------

        The Exchange Offer will expire at 5:00 p.m., New York City time, on April 13, 1998, unless extended.

                             ---------------------

     FWT, Inc., a Texas corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in the accompanying Prospectus and Letter of Transmittal, to exchange up to an aggregate principal amount of $105,000,000 of its outstanding 9 7/8% Senior Subordinated Notes due 2007 (the "Outstanding Notes") for an equal principal amount of its 9 7/8% Senior Subordinated Notes due 2007 in integral multiples of $1,000 (the "Exchange Notes" and, together with the Outstanding Notes, the "Notes"). The Exchange Notes will be general unsecured obligations of the Company and are substantially identical (including principal amount, interest rate, maturity and redemption rights) to the Outstanding Notes for which they may be exchanged pursuant to this Exchange Offer, except for certain transfer restrictions and registration rights relating to the Outstanding Notes. The Outstanding Notes have been, and the Exchange Notes will be, issued under an Indenture dated as of November 15, 1997, between the Company and Norwest Bank Minnesota, N.A., as trustee. There will be no proceeds to the Company from the Exchange Offer; however, pursuant to that certain Registration Rights Agreement dated as of November 12, 1997 among the Company and the Initial Purchasers (as defined in the accompanying Prospectus) of the Outstanding Notes, the Company will bear certain offering expenses.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

April 8, 1998

                             ---------------------

                             PROSPECTUS SUPPLEMENT
                      (TO PROSPECTUS DATED MARCH 13, 1998)

                          RECENT CHANGES IN MANAGEMENT

     On March 30, 1998, Roy J. Moore terminated his employment with FWT, Inc. ("FWT" or the "Company"). Mr. Moore had previously served as President and Chief Executive Officer of the Company and, since March 19, 1998, had served as Vice Chairman of the Company. Under the terms of his Employment Agreement with FWT, Mr. Moore will be entitled to receive an annual salary of $200,000, an annual bonus based on the earnings and performance of the Company, and various other benefits with an estimated annual value of $25,000 through December 31, 2000. Mr. Moore continues to serve as a member of the Board of Directors of the Company.

     On March 19, 1998, the Company announced that Douglas A. Standley had been named President and Chief Executive Officer of the Company. Mr. Standley joined FWT in November 1997 as Chief Operations Officer and President, Fort Worth Division. Prior to joining the Company, he was a director of Synergetics, an international management consulting company specializing in corporate turnaround, business integration, production planning and process implementation.

     In addition, on April 3, 1998, Carl R. Moore terminated his employment with FWT. Under the terms of his Employment Agreement with the Company, Mr. Moore, who had previously served as Vice President of FWT, will be entitled to receive an annual salary of $200,000, an annual bonus based on the earnings and performance of the Company, and various other benefits with an estimated annual value of $25,000 through December 31, 2000.
                             ---------------------

April 8, 1998